Exhibit 99.1


         PACIFIC BEPURE ANTICIPATES REPORTING FULL YEAR 2009 SALES GREW
                     AT LEAST 25% COMPARED WITH PRIOR YEAR

JINJIANG CITY, CHINA--(Marketwire - 01/27/10) - Pacific Bepure Industry Inc. (OTC.BB: PBEP), one of China's leading casual and sports footwear companies whose products are sold under the Baopaio (or "Bepure") label -- which is synonymous throughout China for comfort and value -- announced today that it anticipates reporting full year sales in 2009 grew at least 25% compared with sales in 2008 of approximately $20 million.

As previously reported, sales in the first half of 2009 reflected cautiousness by Chinese consumers in the midst of the world financial crisis. In the second half of the year, however, domestic footwear sales picked up strongly, as the Company maintained prices on most of its lines throughout the year. With a continuing focus on cost control, margins in the second half of the year also increased. The Company said there was a particularly good response to its comfortable and fashionable "Traveling Series" and "Business Series" lines. Profitable export sales to South America accounted for about 20% of sales for the full year.

Mr. Haiting Li, Chairman and CEO, stated, "I am very pleased with the second half rebound in sales, where we compared favorably with retail sales in China in this period. We are continuing to focus on strengthening our control of distribution as well as on building retail and Internet sales through promotion of our well known brand. We see a particularly strong growth opportunity ahead in the sales of our 'Outdoor Travel Series' and 'Free Travel Series' footwear as well as sales in the southwest and middle south markets in China." He added, "Construction of our new factory is progressing and on completion later this year should permit a 50% increase in production and also lower our costs."

The Company said it expects to report audited results for 2009 in late March, 2010.

About Pacific Bepure

The Pacific Bepure footwear label "Baopaio" or "Bepure," is one of the most well known in China, and considered a "favorite brand." The Company's four lines of "Travel Time" casual and sports shoes are aimed primarily at young women in China's smaller cities, who appreciate their comfort, style and value, as well as special features for which the brand is known, especially hidden height increasing technology. They are manufactured by the Company, and sold in 22 provinces through a growing network of distributors in retail stores and other outlets, as well as on the Internet, and through a distributor to South America. Following a successful reverse merger in late 2009, Pacific Bepure is now a
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fully reporting company on the U.S. OTC Bulletin Board, where its shares trade with the symbol PBEP.OB.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission.

CONTACT:

Contacts:
Haiting Li
Chairman and Chief Executive Officer
Tel: (86 595) 8677 0999
Fax: (86 595) 8677 5388

Ken Donenfeld
DGI Investor Relations
donfgroup@aol.com
Tel: 212-425-5700
Fax: 646-381-9727


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